Exhibit 10.15

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

199 RIVERNECK, LLC, RIVERNECK ROAD, LLC AND 191 RIVERNECK, LLC

(COLLECTIVELY, THE “SELLER”)

AND

BTI 199-201 RIVERNECK, L.P.

(“BUYER”)

Dated as of: April 12, 2007

ARTICLE 9 COVENANTS		25
9.1	Approvals Not a Condition to Buyer’s Performance	25
9.2	Seller’s Covenants	25
9.3	Mutual Covenants	27

ARTICLE 10 FAILURE OF PERFORMANCE		27
10.1	Seller’s Remedies	27
10.2	Buyer’s Remedies	28

ARTICLE 11 CONDEMNATION/CASUALTY		28
11.1	Condemnation	28
11.2	Destruction or Damage	29
11.3	Insurance	30
11.4	Effect of Termination	30
11.5	Waiver	30

ARTICLE 12 MISCELLANEOUS		30
12.1	Buyer’s Assignment	30
12.2	Designation Agreement	31
12.3	Survival; Merger	31
12.4	Integration; Waiver	32
12.5	Governing Law	32
12.6	Captions Not Binding; Exhibits	32
12.7	Binding Effect	32
12.8	Severability	32
12.9	Notices	32
12.10	Counterparts	34
12.11	No Recordation	34
12.12	Attorneys’ Fees	34
12.13	Time of Essence	34
12.14	Facsimile Signatures	34
12.15	Joint and Several Liability	34

List of Exhibits

Exhibit 1 - Description of Land
Exhibit 2 - Excluded Property
Exhibit 3 - Escrow Agreement
Exhibit 4 - Form of Quitclaim Deed
Exhibit 5 - Form of Assignment of Permit Rights, Warranties, Books and Records
Exhibit 6A - Form of Lease
Exhibit 6B - Form of Notice of Lease
Exhibit 7A - Title Affidavit
Exhibit 7B - Gap Indemnity
Exhibit 8 - Seller’s Certificate
Exhibit 9 - Buyer’s Certificate
Exhibit 10 - Existing Property Insurance
Exhibit 11 - Form of Non-Foreign Affidavit
Exhibit 12 - Estoppel Certificate
Exhibit 13 - Subordination, Non-Disturbance and Attornment Agreement

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 12th day of April, 2007, by and between 199 Riverneck, LLC, a Delaware limited liability company, Riverneck Road, LLC, a Delaware limited liability company and 191 Riverneck, LLC, a Delaware limited liability company (collectively, the “Seller”), and BTI 199-201 Riverneck, L.P., a Delaware limited partnership (the “Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE 1

SALE OF PROPERTY

1.1 Description of Property. Seller agrees to sell, transfer and assign to Buyer and Buyer agrees to purchase and accept from Seller, subject to the terms and conditions stated herein, the following:

1.1.1 The Land. The land, as more particularly described in Exhibit 1, together with all of Seller’s right, title and interest in and to any and all rights (including development rights), privileges, rights of way, reservations and easements appurtenant thereto and any other estates of Seller in and to such land, all of Seller’s right, title and interest in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing said land, all of Seller’s right, title and interest in and to any strips or gores adjoining said land or any part thereof, and all of Seller’s rights, privileges, rights of way, reservations and easements burdening said land (all of the foregoing, collectively, the “Land”);

1.1.2 Improvements. The buildings (the “Buildings”), structures and other permanent improvements situated on the Land and any fixtures and building systems therein or thereon used for the generic use, operation, repair or maintenance thereof or of the Land (collectively, the “Improvements” ) (but excluding any fixtures and building systems used for Seller’s business operations, and those items listed on Exhibit 2 hereto) (collectively, the “Excluded Property”); ( the Land and the Improvements are hereafter collectively referred to as the “Real Property”);

1.1.3 Permit and Other Rights. All of Seller’s right, title and interest, if any, and to the extent assignable, in and to (i) any certificates of occupancy, existing licenses, permits, variances, waivers and other written approvals, authorizations and renewals thereof, substitutions therefor and additions thereto with respect to the Real Property or any part thereof, (ii) any access, air, water, riparian, utility and solar rights affecting the Land or Improvements, (iii) all approvals for the development of additional improvements to or associated with the existing Improvements, if any, but excluding, however, the licenses, permits, variances, waivers and other written approvals and authorizations relating exclusively to Seller’s business operations on or about the Real Property as distinguished from the use, operation, maintenance, repair and ownership of the Land and the Improvements as a business in and of itself (collectively the “Permit Rights”); and

1.1.4 Plans, Warranties and Books and Records. All of Seller’s right, title and interest, if any, and to the extent assignable, in: (i) all drawings, plans and specifications relating to the Real Property or any part thereof including without limitation construction drawings, blueprints, design schematics and shop drawings, and any studies, analyses, reports and other written materials pertaining to the condition of the Real Property (collectively, the “Plans”), (ii) books, records, reports and other files related solely to the Real Property and the Permit Rights (collectively, the “Books and Records”), and (iii) any guaranties, warranties, indemnifications, undertakings and other assurances relating to the Real Property or any part thereof, including without limitation, those more particularly set forth on Schedule 1.1.4 hereto (collectively, the “Warranties”).

The Permit Rights, the Plans, the Warranties and the Books and Records are hereafter collectively referred to as the “Personal Property”. The Real Property and the Personal Property are hereinafter collectively referred to as the “Property.” There is expressly excluded from the Property sold hereunder the Excluded Property, which, whether affixed to the Buildings or not, shall be excluded from the Property and shall remain the property of Seller.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The total purchase price (the “Purchase Price”) to be paid by Buyer for the purchase of the Property is $27,000,000.00. The Purchase Price shall be paid in the manner set forth in Subsections 2.1.1 and 2.1.2.

2.1.1 Purchase Price Deposit. Concurrently with the execution and delivery of this Agreement by both parties, Buyer has deposited in escrow with First American Title Insurance Company (“Buyer’s Title Company”) an earnest money deposit in the amount of Two Million Dollars ($2,000,000.00) (together with any interest that may be earned thereon, the “Deposit”). The Deposit shall be held by Buyer’s Title Company in an interest bearing account pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 3 (the “Escrow Agreement”). If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be paid to Seller and the entire Deposit shall be credited against the Purchase Price. Each party agrees to give written instructions to Buyer’s Title Company with respect to the Deposit consistent with the terms and conditions of this Agreement.

2.1.2 Payment of Purchase Price. On the Closing Date, Buyer shall deliver to Seller the Purchase Price, less the Deposit, subject to the prorations and adjustments set forth in Article 5 or as otherwise provided by this Agreement (collectively, “Closing Adjustments”) in immediately available United States federal funds, by wire transfer as more particularly set forth in Section 5.4 (such amount, the “Balance of the Purchase Price”).

ARTICLE 3

CLOSING

3.1 Closing Date. The consummation (the “Closing”) of the transaction contemplated by this Agreement (the “Transaction”) shall take place on the “Closing Date,” determined as hereinafter provided, unless this Agreement is earlier terminated as provided herein. The Closing Date shall be April 20, 2007 (or such earlier date as the parties may mutually agree in writing), unless the Closing Date is extended by mutual written agreement of the parties or by either party pursuant to a right to so extend as expressly provided in this Agreement, in which event the Closing Date shall be such extended date, or if the extended date is a Saturday, Sunday or a legal holiday, the Closing Date shall be the next Business Day thereafter. Closing shall be conducted through the use of an escrow with Buyer’s Title Company, in which all Property conveyance documents and the Balance of the Purchase Price and other sums payable by Buyer hereunder shall be deposited. The parties shall give reasonable and customary closing instructions to close the escrow. All documents shall be deposited in escrow no later than 5:00 p.m. Eastern Time on the last business day prior to the Closing Date and funds shall be delivered on the Closing Date. The parties shall endeavor to conduct an escrow closing so that it will not be necessary for any party to attend Closing. Time is of the essence with respect to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the right to terminate this Agreement at any time if the Balance of the Purchase Price is not timely received on the Closing Date.

3.2 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer or Buyer’s Title Company, as applicable, the following:

(a) Deed. A statutory quitclaim deed in the form attached hereto as Exhibit 4 conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller in a manner sufficient for recording and/or filing, as applicable (the “Deed”).

(b) Lease. Lease of the Property in the form attached hereto as Exhibit 6, duly executed by Mercury Computer Systems, Inc. (“Mercury”) (the “Lease”).

(c) Notice of Lease. Notice of the Lease that satisfies the requirements of M.G.L. c.183 Section 4, in the form attached hereto as Exhibit 6B, duly executed and acknowledged by Mercury, in a manner sufficient for recording and/or filing, as applicable (the “Notice of Lease”).

(d) Title Affidavit and Gap Indemnity. A parties in possession and mechanics’ lien affidavit in the form attached hereto as Exhibit 7A sufficient for Buyer’s Title Company to remove all standard exceptions for parties in possession except for Mercury Computer Systems, Inc. and mechanics’ liens from Buyer’s title policy, duly executed by Seller and a gap indemnity in the form of Exhibit 7B, duly executed by Seller.

(e) Non-Foreign Status. A non-foreign status affidavit as required by Section 1445 of the Internal Revenue Code in the form attached hereto as Exhibit 11, duly executed and acknowledged by Seller.

(f) Evidence of Authority. Documents to establish to Buyer’s and Buyer’s Title Company’s reasonable satisfaction the due authorization of Seller’s sale of the Property and Seller’s execution and delivery and performance of this Agreement and Seller’s and Mercury’s, as the case may be, execution, delivery and performance of each of the documents to be delivered by it pursuant to this Agreement, and/or necessary to record and/or file any such documents, but a legal opinion shall not be required.

(g) Seller’s Certificate. The Certificate of Seller in the form attached hereto as Exhibit 8, duly executed by Seller.

(h) Plans and Warranties. Complete copies of the Plans and originals or, if originals are not readily available, copies of the Books and Records and documents giving rise to the Permit Rights, the Warranties, and Books and Records in each case to the extent in the possession of Seller; provided; however, that Seller shall be entitled to retain one copy of the Plans if there is more than one such copy. To the extent the Plans, Permit Rights and Warranties are not in the possession of Seller, but in Seller’s control, at Buyer’s request, Seller shall instruct the holder to deliver the same to Buyer.

(i) Closing Statement. The Closing Statement, duly executed by Seller.

(j) Lease Estoppel Certificate and Subordination Agreement. An estoppel certificate in the form attached hereto as Exhibit 12 and a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit 13.

(k) Termination of Existing Leases. An agreement fully terminating the existing leases at the Property, executed by Seller and Mercury, in a form and substance reasonably acceptable to Buyer and Buyer’s Title Company.

(l) Assignment of Permit Rights, Warranties, Books and Records. An assignment of the Plans, Permit Rights,

Warranties and Books and Records (“Assignment of Personal Property”) in the form of Exhibit 5 assigning all of Seller’s rights thereto, duly executed by Seller, and any additional, specific documentation required to transfer any Plans, Permit Rights, Warranties or Books and Records to Buyer.

(m) Additional Documents. Such other additional documents reasonably required to consummate the Transaction.

3.3 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) The Balance. The Balance of the Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement.

(b) Lease. The Lease, duly executed by Buyer.

(c) Notice of Lease. The Notice of Lease, duly executed and acknowledged by Buyer.

(d) Buyer’s Certificate. The Certificate of Buyer in the form attached hereto as Exhibit 9, duly executed by Buyer.

(e) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution and delivery and performance of this Agreement and each of the documents required to be delivered by Buyer pursuant to this Agreement, and/or necessary to record and/or file any such documents, but a legal opinion shall not be required.

(f) Closing Statement. The Closing Statement, duly executed by Buyer.

(g) Assignment of Personal Property. The Assignment of Personal Property, duly executed by Buyer.

(h) A subordination, non-disturbance and attornment agreement duly executed by Buyer and Buyer’s lender(s) in the form attached hereto as Exhibit 13.

(i) Additional Documents. Such other additional documents reasonably required to consummate the Transaction.

ARTICLE 4

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on satisfaction of all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent they expressly relate to an earlier date;

(b) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer as set forth in Section 3.3 and shall have performed all other covenants, undertakings and obligations set forth in this Agreement in all material respects, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

(c) Litigation. On the Closing Date, there will be no third party injunction, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction affecting Buyer directing that the transaction contemplated by this Agreement not be consummated.

In the event any of the foregoing conditions in this Section 4.1 are not satisfied at the time of Closing, Buyer shall be deemed to be in default of its obligations under this Agreement, and Seller may elect to exercise such remedies as may be permitted pursuant to the terms set forth in Article 10.

4.2 Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on satisfaction of all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations True. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date;

(b) Title Conditions Satisfied. At the time of the Closing, title to the Real Property shall be as provided in Article 7 of this Agreement and Buyer shall receive conveyance of good, clear, record and marketable title to the Real Property as will enable Buyer’s Title Company to issue its title policy in the amount of the Purchase Price without exception as to matters of survey or any liens or other matters of any nature affecting the title, except for the Permitted Exceptions;

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 3.2 and shall have performed all other covenants, undertakings and obligations set forth in this Agreement in all material respects, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing;

(d) No Material Adverse Change. There shall have been no material adverse change in the title to, possession of or physical condition of the Property occurring after the end of the Due Diligence Period (including, without limitation, a Release of Hazardous Materials on the Property requiring remediation or response action under Environmental Laws), other than any change arising from casualty or condemnation, which shall be governed by Article 11 below;

(e) Seller’s and Mercury’s Financial Condition. No petition shall have been filed by or against Seller or Mercury under the Federal Bankruptcy Code or any similar State laws, whether now or hereafter existing. There shall not have occurred and be continuing at Closing any material, adverse change in the financial condition of Mercury, from the condition thereof as of the expiration of the Due Diligence Period. A material, adverse change in the financial condition of Mercury shall be deemed to include, but not be limited to, a downrating by either Standard & Poors or Moodys of the long term unsecured debt rating of Mercury from the rating of such party as of the expiration of the Due Diligence Period; and

(f) Litigation. On the Closing Date, there will be no third party injunction, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction affecting Seller directing that the transaction contemplated by this Agreement not be consummated.

In the event any of the foregoing conditions are not satisfied in this Section 4.2 at the time of Closing, Seller shall be deemed to be in default of its obligations under this Agreement, and Buyer may elect to exercise such remedies as may be permitted pursuant to the terms of Article 10.

4.3 Waiver of Failure of Conditions Precedent. At the Closing or any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any condition in this Agreement expressly for the benefit of Seller or Buyer, respectively. Except with respect to Subsection 4.2(a), by closing the Transaction, each party shall be conclusively deemed to have waived the benefit of any remaining unfulfilled condition herein for such party’s benefit. To the extent, if any, that this Section 4.3 is inconsistent with Subsections 6.3.1 through 6.3.4 below, the provisions of said Subsections 6.3.1 through 6.3.4 shall govern.

ARTICLE 5

ADJUSTMENTS AND PRORATIONS

5.1 Possession After Closing. At Closing, Seller shall deliver possession of the Property to Buyer, free of tenants and other occupants, except that Mercury shall retain possession of portions of the Real Property as tenant under the Lease pursuant to and subject to the terms of the Lease. Except to the extent that Mercury remains responsible therefor pursuant to the Lease, real estate and personal property taxes (exclusive of installments of any betterment assessments not yet due and payable), water and sewer charges, and other operating expenses shall be apportioned between the parties at the Closing as of the close of the Business Day prior to the Closing Date on the basis of the fiscal period for which assessed or billed. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. The terms of this Section 5.1 shall survive Closing and not be merged therein for a period of one (1) year after Closing.

5.2 Closing Costs. Buyer shall pay all premiums and charges for Buyer’s title policy (including endorsements), the cost of any survey obtained by Buyer (the “Survey”), all recording and filing charges in connection with the deeds and any other instruments by which Seller conveys the Property, one-half ( 1/2) of all escrow charges, and any other costs customarily paid by a buyer of similar properties pursuant to local practice. Seller shall pay all deed excise stamp taxes and other transfer taxes, if any, applicable to the transfer of the Property to the Buyer, one half ( 1/2) of all escrow charges, the Seller’s Broker’s fee, and any other costs customarily paid by a seller of similar properties pursuant to local practice. Each party shall pay its own attorneys. The obligations of the parties to pay applicable closing costs shall survive the Closing or any termination of this Agreement.

5.3 Apportionment Credit. In the event the adjustments and apportionments to be made at the Closing result in a credit balance (i) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance or (ii) to Seller, such sum shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available federal funds to the account or accounts to be designated by Seller for the payment of the Balance of the Purchase Price.

5.4 Closing Statement. All adjustments and prorations shall be made in accordance with the provisions of this Agreement and otherwise in accordance with generally accepted accounting principles. Buyer and Seller will prepare, no later than two (2) Business Days prior to the Closing Date, a closing statement (the “Closing Statement”), which shall (a) contain the wiring instructions for the wire transfer of the Balance of the Purchase Price to Seller (the “Wiring Instructions”), (b) contain the amounts of the items requiring the prorations and adjustments in accordance with this Agreement, and (c) become the basis upon which the prorations and adjustments provided for herein shall be made at the Closing, except as Seller and Buyer shall otherwise agree prior to Closing. The Closing Statement shall be based on the Purchase Price and the adjustments and prorations described in this Article 5.

5.5 Delayed Adjustment. Any adjustments and prorations made based on an estimate shall be adjusted as soon after Closing as final information becomes available. If, following the Closing Date, the amount of an item referred to in any section of this Article 5 shall prove to be incorrect, the party in whose favor the error was made shall be obligated to pay to the other party the sum necessary to correct such error within thirty (30) days after receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing. The provisions of this Article 5 shall survive the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Buyer’s Representations. Buyer represents and warrants to Seller as follows, as of the date of this Agreement:

(a) Buyer is duly organized, validly existing and in good standing under the laws of Delaware and is authorized to consummate the Transaction and fulfill all of Buyer’s obligations hereunder and under all documents contemplated hereunder to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement, the Lease and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite action on the part of

Buyer, have been and will at Closing be duly executed by Buyer, and are the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with their respective terms. Neither the execution and delivery of this Agreement, the Lease and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the Buyer’s governing documents or will conflict with any order or decree of any court or governmental instrumentality or any other agreement of any nature by which Buyer is bound.

(b) Buyer has obtained or filed, as the case may be, all authorizations, consents, approvals, waivers, exemptions, licenses, qualifications, registrations, filings, declarations, exemptions or orders of any governmental or regulatory agency, authority, division or body, court or any third party which are required in connection with the execution, delivery, observance or performance by Buyer of the documents to be delivered by Buyer at Closing and the consummation of the Transaction contemplated hereby.

(c) At Closing Buyer will have available the funds necessary to purchase the Property.

(d) The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Property, shall not (i) conflict with or result in any violation of Buyer’s organizational documents, or (ii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to Buyer or Buyer’s assets or properties.

(e) There is no proceeding pending or threatened by or against Buyer under the United States Bankruptcy Code or any similar State laws.

(f) Buyer is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order, including the September 24, 2001, Executive Order No. 13224 entitled “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (the “Executive Order”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, or other governmental action (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”), and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(g) To the current actual knowledge of Joseph Bonner, neither the Buyer nor its affiliates, is in violation of Anti-Money Laundering and Anti-Terrorism Laws.

(h) To the current actual knowledge of Joseph Bonner, neither the Buyer nor its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(i) To the current actual knowledge of Joseph Bonner, neither the Buyer nor its affiliates nor, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(j) The Buyer understands and acknowledges that the Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Seller, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.

(k) “Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties). Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

6.2 Seller’s Representations. Seller represents and warrants to Buyer as follows, as of the date of this Agreement:

6.2.1 Seller’s Authorization.

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the Commonwealth of Massachusetts and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller. Seller has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite corporate action on the part of Seller, have been and will at Closing be duly executed by Seller, and are the valid and legally binding obligations of Seller enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of the Seller hereunder or thereunder will result in the violation of any law or any provision of Seller’s articles of incorporation or bylaws or will conflict with any order or decree of any court or governmental instrumentality or any other agreement of any nature by which Seller is bound.

(b) Seller has obtained or filed, as the case may be, all authorizations, consents, approvals, waivers, exemptions, licenses, qualifications, registrations, filings, declarations, exemptions or orders of any governmental or regulatory agency, authority, division or body, court or any third party which are required in connection with the execution, delivery, observance or performance by Seller of this Agreement, the documents to be delivered by Seller at Closing and the consummation of the Transaction contemplated hereby.

(c) Mercury is duly organized, validly existing and in good standing under the laws of the State of Massachusetts, is duly qualified to do business in the Commonwealth of Massachusetts and is authorized to enter into the Lease . Mercury has all necessary power to execute and deliver the Lease and to perform all of Mercury’s obligations thereunder. The Lease will at Closing be duly authorized by all requisite corporate action on the part of Seller, will at Closing be duly executed by Mercury, and will be the valid and legally binding obligations of Mercury enforceable in accordance with its terms. Neither the execution and delivery of the Lease, nor the performance of the obligations of Mercury thereunder will result in the violation of any law or any provision of Mercury’s articles of organization or bylaws or will conflict with any order or decree of any court or governmental instrumentality or any other agreement of any nature by which Mercury is bound.

(d) As of the Closing, Mercury will have obtained or filed, as the case may be, all authorizations, consents, approvals, waivers, exemptions, licenses, qualifications, registrations, filings, declarations, exemptions or orders of any governmental or regulatory agency, authority, division or body, court or any third party which are required in connection with the execution, delivery, observance or performance by Mercury of the obligations under the Lease.

6.2.2 Other Seller Representations.

(a) Neither Seller nor Mercury have received any written notice of any pending or threatened litigation, suit, claim, condemnation, proceeding or special assessment against Seller, Mercury or the Property which would, if determined adversely to Seller or Mercury, materially and adversely affect the Property or the operation thereof, or Seller’s or Mercury’s ability to perform all of the obligations hereunder or under the agreements to be executed and delivered by Seller and Mercury at Closing.

(b) Neither Seller nor Mercury has received written notice from any governmental agency of any violation of any laws, ordinances or regulations applicable to any of the Property that has not been corrected as of the date hereof;

(c) There is no proceeding pending or threatened by or against Seller or Mercury under the United States Bankruptcy Code or any similar State laws;

(d) As of the Closing, except for the Lease, there will be no leases, license agreements or other occupancy agreements under which any person occupies, leases or subleases or has the right to occupy, lease or sublease any portion of the Real Property,

(e) As of the Closing, except for the Lease, no person will have an option to purchase, occupy or lease all or any portion of the Property or any right of first offer, right of first refusal or similar right to purchase, lease or acquire interests in all or any portion of the Property other than Buyer pursuant to this Agreement;

(f) There are no pending real property tax reduction or abatement proceedings affecting the Real Property;

(g) To Seller’s Knowledge, there are no underground storage tanks on the Real Property;

(h) The service, maintenance, supply or other contracts or agreements or equipment leases relating to the security, operation, repair or maintenance of the Property that remain in effect from and after the Closing and will continue to be the obligation of Mercury under the Lease and will not be binding on Buyer;

(i) The Evaluation Materials delivered or made available to Buyer prior to the expiration of the Due Diligence Period shall be true, accurate and complete copies of such Evaluation Materials in Seller’s possession or control and constitute all books, records, and other writings in Seller’s possession or control related in any material way to the use, ownership or operation of the Property. To Seller’s Knowledge, except as disclosed to Buyer in the Evaluation Material or in the other Confidential Information, or as discovered by Buyer in connection with its due diligence review of the Property, there are no material adverse physical conditions affecting the Property.

(j) The Designated Employees are familiar with the Property and have managed the Property for at least three (3) years prior to Closing;

(k) To the knowledge of the Designated Employees, there are no pending or threatened condemnation proceedings which would affect the Property, or any part thereof, nor any pending or threatened planned public improvements, annexations, zoning or subdivision changes, or other claims or proceedings affecting the Property;

(l) Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any Anti-Money Laundering and Anti-Terrorism Laws, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(m) To the current actual knowledge of Craig Barrows, General Counsel of Mercury, Seller and Seller’s affiliates are not in violation of Anti-Money Laundering and Anti-Terrorism Laws.

(n) To the current actual knowledge of Craig Barrows, General Counsel of Mercury, Seller and Seller’s affiliates are not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(o) To the current actual knowledge of Craig Barrows, General Counsel of Mercury, Seller and Seller’s affiliates nor, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(p) The Seller understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Buyer, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Seller’s identity; (B) maintaining records of such identities, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller.

(q) Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List and, to the current actual knowledge of Craig Barrows, General Counsel of Mercury, the monies used by Seller to purchase the Property were not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(r) Seller represents and warrants to Buyer and The Prudential Insurance Company of America (“Prudential”) that none of Seller’s equity interests are held by (a) “employee benefit plans” as that term is defined in Section 3(3) of ERISA, which are subject to Title I of ERISA or plans subject to Section 4975 of the Internal Revenue Code of 1986, as amended (collectively, “ERISA Plans”), or (b) any entity whose underlying assets include “plan assets” by reason of any such ERISA Plan investment in such entity, or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA and Seller and such interests are not owned by such a governmental plan or otherwise subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. Notwithstanding any provision in this Agreement to the contrary, the representations set forth in this Subsection 6.2.2(r) are intended to inure to the benefit of both Buyer and Prudential and Prudential shall be entitled to rely hereon and enforce the provisions hereof;

(s) To the knowledge of the Designated Employees, no written notice of cancellation has been received by Seller or Mercury with respect to any insurance affecting the Property and all premiums therefor have been paid. No insurance company insuring the Buildings or the board of fire underwriters has delivered to Seller or Mercury written notice (i) that any insurance policy now in effect will not be renewed or (ii) that Seller or Mercury has failed to comply with insurance requirements or (iii) that material defects or inadequacies exist in the Property, or in any part thereof.

6.3 General Provisions.

6.3.1 No Liability for Known Facts. Neither party shall have any liability in connection with this Agreement by reason of an inaccuracy of a representation or warranty, if and to the extent that such inaccuracy is in fact actually known by the other party (for the purposes hereof, actual knowledge shall mean the knowledge of individuals involved in the Transaction) at the time of the Closing and such other party would be entitled not to close by virtue of such inaccuracy, but such other party elects, nevertheless, to consummate the Transaction.

6.3.2 Definition of “Seller’s Knowledge”. All references in this Agreement to “Seller’s Knowledge” shall refer only to the actual knowledge of Steve Nigzus, Mercury’s Chief Information Officer and Jesse Sawyer, Seller’s Manager of Facilities (the “Designated Employees”) and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof or to impose or have imposed upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employee. There shall be no personal liability on the part of said individual arising out of any representations or warranties made herein.

6.3.3 Survival of Representations, and Warranties. (a) The representations and warranties contained in Article 6 as made herein and to be confirmed in the certificates to be delivered at Closing by each of Seller and Buyer pursuant to clause (g) of Section 3.2 and clause (d) of Section 3.3, respectively, shall survive the Closing and delivery of the Deeds for a period of nine (9) months following the Closing Date (the “Expiration Date”).

6.3.4 Limitation on Damages. The Buyer may not assert any claim against Seller for a breach of the representations and warranties contained in Article 6 unless (a) Buyer’s damages are reasonably expected to exceed $50,000.00 in the aggregate, and in no event shall the aggregate of such damages exceed $500,000.00 and (b) Buyer gives Seller written notice containing a description of the specific nature of the breach within seven (7) days after the expiration of the nine (9) month period as noted in Section 6.3.3.

ARTICLE 7

TITLE MATTERS

7.1 Title to Real Property. Buyer has obtained, at its sole cost and expense, a title commitment (ALTA Commitment Number NCS-282591-CHI2) with an effective date of March 1, 2007 with respect to the Real Property (the “Title Commitment”). Except as provided in Section 7.2, and unless this Agreement is terminated as provided hereunder, at the Closing Seller shall transfer to Buyer fee simple title to the Real Property and Buyer shall accept the same, subject to the following matters:

(a) All laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates, including, without limitation, all environmental, building and zoning restrictions, ordinances and regulations, insofar as applicable to the Property or the ownership, use or operation thereof adopted by the United States, the Commonwealth of Massachusetts, the town of Chelmsford, and any and every other agency, department, instrumentality and/or political subdivision of government of every kind whatsoever having jurisdiction thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date (collectively “Laws”); and

(b) Real estate taxes and assessments and water and sewer charges which are not yet due and payable but which may be a lien on all or a portion of the Real Property, subject to the Closing Adjustments;

(c) The exceptions to title shown on the Title Commitment, except for those matters or items which Seller has agreed to discharge, release or terminate as provided in Section 7.2, below;

(d) The Lease to Mercury; and

(e) Any matters deemed to constitute additional Permitted Exceptions under Subsection 7.3 hereof.

The foregoing together with any liens or other matters created or caused by Buyer, its agents, contractors, employees or representatives, are hereinafter referred collectively to as the “Permitted Exceptions.”

7.2 Title Cure Obligations. Seller’s title cure obligations (“Title Obligations”) are set forth below in this Section 7.2.

7.2.1.	Seller agrees to obtain certificates as to the proper release and recordation of discharges of the following matters:

(a) First Mortgage and Security Agreement from Riverneck Road LLC to Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company dated as of October 26, 1999 and recorded in Book 10502, Page 34 and filed as Document 186688.

(b) First Mortgage and Security Agreement from Riverneck Road LLC to Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company dated as of October 26, 1999 and recorded in Book 10502, Page 141.

(c) Lease Assignment and Agreement by and between Riverneck Road, LLC (Lessor), Mercury Computer Systems, Inc. (Lessee), Massachusetts Mutual Life Insurance Company (Mortgagee) and C.M. Life Insurance Company (Mortgagee)) dated as of October 26, 1999 and filed on November 3, 1999 as Document 186690 and recorded in Book 10502, Page 79.

(d) Lease Assignment and Agreement by and between 199 Riverneck Road, LLC (Lessor), Mercury Computer Systems, Inc. (Lessee), Massachusetts Mutual Life Insurance Company (Mortgagee) and C.M. Life Insurance Company (Mortgagee) dated as of October 26, 1999 in Book 10502, Page 185.

(e) Tenant Agreement by and between 199 Riverneck Road, LLC (Lessor), Mercury Computer Systems, Inc. (Lessee), Massachusetts Mutual Life Insurance Company (Mortgagee) and C.M. Life Insurance Company (Mortgagee) dated as of October 26, 1999 and recorded in Book 10502, Page 208.

(f) Tenant Agreement by and between Riverneck Road, LLC (Lessor), Mercury Computer Systems, Inc. (Lessee), Massachusetts Mutual Life Insurance Company (Mortgagee) and C.M. Life Insurance Company (Mortgagee) dated as of October 26, 1999 and filed on November 3, 1999 as Document 186691 and recorded in Book 10502, Page 104.

(g) UCC Financing Statement in which 199 Riverneck LLC is the Debtor and C.M. Life Insurance Company (c/o Massachusetts Mutual Life Insurance Company) is the Secured Party, recorded in Book 10711, Page 159, as affected by Continuation Statement recorded in Book 18478, Page 62.

(h) UCC Financing Statement in which 199 Riverneck LLC is the Debtor and Massachusetts Mutual Life Insurance Company is the Secured Party, recorded in Book 10711, Page 163, as affected by Continuation Statement recorded in Book 18478, Page 61.

(i) Any mortgage, mechanics’ or materialmen’s lien (unless resulting from any act or omission of Buyer or any of its agents, representatives, contractors or employees) or other encumbrance securing payment of a liquidated monetary obligation of Seller or Mercury (a “Monetary Encumbrance”).

7.2.2. Seller has provided evidence to Buyer’s Title Company that the betterment assessment by the Town of Chelmsford dated June 15, 1988 recorded with said Deeds in Book 4567, Page 17 has been paid in full and Buyer’s Title Company has agreed to remove this exception from the Title Commitment. Seller shall have no further obligations with respect to this exception.

7.2.3. Seller shall terminate the following Leases:

a. Lease by and between 199 Riverneck, LLC and Mercury Computer Systems, Inc., Tenant dated March 1, 1999.

b. Lease by and between Riverneck Road, LLC and Mercury Computer Systems, Inc., dated January 1, 1999.

7.2.4. Seller shall obtain and record and file as appropriate terminations of the following Notices of Lease:

(a) Notice of Lease dated November 2, 1999 by and between 199 Riverneck, LLC (the “Landlord”) and Mercury Computer Systems, Inc. (“Tenant”), recorded on November 3, 1999, in the Middlesex North Registry of Deeds in Book 10502, Page 138.

(b) Notice of Lease dated October 26, 1999 by and between Riverneck Road, LLC (the “Landlord”) and Mercury Computer Systems, Inc. (“Tenant”), filed on November 3, 1999, as Document No. 186687, in Transfer Certificate of Title No. 33300 in the Land Court Registry District of Northern Middlesex County in Land Registration Book 169 Page 199.

7.2.5. Seller shall remove any other title matters affecting title to the Real Property that Seller or Mercury voluntarily created or assumed after March 1, 2007 that were not consented to by Buyer (“Involuntary Title Objection”).

7.2.6. Seller shall deliver to Buyer a parties in possession and mechanics’ lien affidavit in the form attached hereto as Exhibit 7A sufficient for Buyer’s Title Company to remove all standard exceptions for parties in possession except for Mercury Computer Systems, Inc. and mechanics’ liens from Buyer’s title policy, duly executed by Seller and a gap indemnity in the form of Exhibit 7B, duly executed by Seller, as provided in Section 3.2(d) above.

7.2.7. Seller shall have no obligations to cure any matters that are shown on the updated survey of the Property obtained by Buyer in connection with its due diligence investigations of the Property.

7.3 Extension to Cure Title. Seller shall be entitled, at Seller’s election, by notice to Buyer, to extend the Closing Date for up to thirty (30) days in order to provide Seller additional time in which to satisfy its Title Obligations (or, if Buyer’s financial arrangements for purchase of the Property will not remain in place for such thirty (30) day period, such shorter extension period as Buyer notifies Seller will result in Buyer’s financing arrangements for the purchase of the Property being preserved). If Seller fails to satisfy its Title Obligations on or prior to the Closing, as the same may be extended as provided herein, such failure shall constitute a default under this Agreement and Buyer may elect to exercise its rights and remedies pursuant to this Agreement. Buyer shall be entitled to elect at Closing to effect cure of any Monetary Encumbrance not cured by Seller by payment from the proceeds otherwise constituting the Purchase Price of any amounts which may be required in order to effect satisfaction and cure of such Monetary Encumbrance.

7.3.1 Discharge of Title Objections. If on the Closing Date as the same may be extended pursuant to Subsection 7.2.2 there are any title exceptions which Seller is able to remove or required to remove as provided herein, Seller shall remove the same at or prior to Closing. The term “remove” as used in this Agreement shall mean that Seller in its discretion shall either (a) cause the Buyer’s Title Company, in a manner acceptable to Buyer in Buyer’s sole discretion, (i) to remove the same as an exception to title in both Buyer’s and its mortgagee’s title policies, or (ii) to insure against the same without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

7.3.2 Pre Closing “Gap” Defects. Buyer may at or prior to Closing notify Seller in writing of any defects in title arising between March 1, 2007 and the Closing Date. Seller’s obligation to cure any such defects are set forth in Section 7.2.5 above.

ARTICLE 8

BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

8.1 Right to Enter. The provisions of this Section 8.1 are subject to the provisions of Sections 8.3 and 8.4 below, Seller hereby grants to Buyer permission to enter upon the Property, upon at least twenty-four (24) hours’ prior notice (which may be verbal) to Steve Nigzus (Telephone No.: 978-967-1499), and at reasonable times convenient to Seller, without material damage to all or any portion of the Property, to undertake investigation and testing on the Property of soil and site conditions, the building structure and mechanical systems, zoning, permitting, title and environmental matters and such other matters as Buyer deems relevant and material, all subject to the terms and conditions of this Agreement (any such investigation and testing, collectively, the “Testing”). Buyer shall permit Seller or Seller’s representatives to be present during any Testing. The Testing may be performed by Buyer’s or its lender’s agents, employees, contractors, attorneys, engineers or other consultants (any such party, a “Buyer Consultant”). Copies of any reports, testing results, or other data or information produced by Buyer’s investigation of the Property (collectively, “Reports”) will promptly be provided to Seller.

8.1.1 Environmental Testing. Buyer agrees to provide to Seller for Seller’s prior approval the scope of any proposed Testing with respect to Hazardous Materials (as hereinafter defined) (any such testing, the “Environmental Testing”). Seller’s approval of the proposed scope of any Environmental Testing shall not be unreasonably withheld or delayed. If Buyer takes any samples from the Property in connection with any Environmental Testing, Seller shall be permitted to take split samples, and Buyer shall provide to Seller a portion of any sample being tested to allow Seller, if Seller so chooses, to perform its own testing. Notwithstanding the foregoing, Buyer shall not be required to seek approval or consent for a Phase I environmental report.

For purposes of this Agreement, “Hazardous Materials” shall mean and include those substances defined in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation, or ordinance, pollutants of contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants or pollutants as defined or described in any of the Environmental Laws. As used in this Agreement, “Environmental Laws” means all federal, state and local environmental laws, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, and all state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States.

8.1.2 Governmental Notification. Buyer agrees that in the event Buyer’s environmental engineer advises Buyer that it is necessary under applicable laws to notify any federal, state or local governmental authority of any event or condition on or about the Property as a result of any findings in any Testing, Buyer shall immediately notify Jesse Sawyer

(telephone no.: 978-967-1106) and Steve Nigzus, and, at Seller’s sole election, Seller, not Buyer or any Buyer Consultant, shall give such notification as Seller deems appropriate. If Seller does not so notify such governmental authority in a timely manner after such notice, Buyer or a Buyer Consultant may do so, but only if required by law to make such disclosure.

8.1.3 Interference; Damage. The Testing shall be performed so as to minimize interference with the operation and use of the Property and so as not to cause any material damage to all or any portion of the Property. Buyer shall, in a timely manner, at its sole cost and expense, restore any damage to the Property caused by Buyer or any Buyer’s Consultant, to substantially the same condition that existed immediately prior to the Testing, provided, however, that, notwithstanding the foregoing, Buyer shall not be obligated to remediate any discovery or release of Hazardous Material on the Property unless such release or the spread or migration of such release is caused by the negligence of Buyer or Buyer’s Consultant.

Any Testing which involves roof, floors, or structural tests, or work that is either physically intrusive or requires subsurface investigations, will be subject to Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Testing shall be performed in accordance with any reasonable instructions, rules and regulations which Seller may impose or require.

8.1.4 Indemnity for Entry. Buyer assumes all risks associated with its entry, the Testing, and any other activity hereunder, and agrees to defend, indemnify and save Seller, its officers, directors, employees, agents, contractors, affiliates, invitees and guests, and Mercury Computer, Inc., its officers, directors, employees, agents, contractors, affiliates, invitees and guests, harmless from and against any and all debts, liens, losses, liabilities, costs, fines, penalties (including, without limitation, court costs, attorneys’ fees and expert witness fees), expenses, damages, claims, demands, causes of action, cost recovery actions, administrative orders or notices and consent agreements (collectively, “Liability”) caused by the entry or activities of Buyer or any of its agents, employees, contractors, consultants or other representatives on or at the Property. The indemnity provided for by this section shall not include the costs of reporting or any other matter caused solely by the mere discovery of Hazardous Materials on or about the Property by Buyer. The foregoing indemnity shall not be deemed to apply to any actual or alleged loss or damage to the value of any of the Property or any loss of the sale contemplated by this Agreement, to the extent due solely from (i) any test results, studies or evaluations made by Buyer (or any of Buyer’s Consultants) being unfavorable or (ii) Buyer’s decision not to proceed with the purchase of the Property, and shall exclude consequential damages or business losses. The provisions of this Section 8 shall survive any termination of this Agreement.

8.2 Evaluation Material. To assist Buyer with its due diligence, prior to the date hereof Seller has provided, and from and after the date hereof, Seller shall provide Buyer with reasonable access to non-proprietary, non-privileged reports, documents, books and records to the extent in Seller’s or Mercury’s possession or under its control which pertain to the Property (all of the foregoing documents being herein collectively called the “Evaluation Material”).

8.3 Expiration of Due Diligence Period;. Prior to the execution of this Agreement, the Buyer was given a period of time to undertake its due diligence review of the Property (the “Due Diligence Period”). The Due Diligence Period expired at 6:00 p.m. Eastern Time on March 27, 2007. Except for certain title matters which Seller already is obligated to cure or to address as expressly set forth in Article 7 above, Buyer has accepted all other aspects of the condition of the Property and shall no longer have the right to terminate the P&S Agreement on account thereof. The Due Diligence Period as defined in this Section 8.3 has terminated. Notwithstanding the foregoing, Buyer shall have the right to continue to have access to the Property for further review and inspection pursuant to Section 8.1, but Buyer shall not be entitled to terminate this Agreement based upon such further inspection, except as expressly provided in clause (d) of Section 4.2.

8.4 Due Diligence Acknowledgment. Buyer acknowledges that:

(a) Buyer has conducted all such Testing as Buyer considers necessary or appropriate;

(b) Buyer has had such access to copies of the Evaluation Materials as Buyer has deemed necessary or appropriate;

(c) Buyer has reviewed, examined, evaluated and verified all Evaluation Material and the results of the Testing to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate;

(d) Buyer has determined to its satisfaction the assignability of any Evaluation Material to be assigned hereunder; and

(e) Buyer (i) is familiar with the physical condition of all of the Property, (ii) has completed its Testing with respect to the Property and the Evaluation Material to its satisfaction, and (iii) shall acquire the Property based exclusively upon its own investigations of the Property and the Evaluation Material and the representations and warranties of Seller herein, subject to the limitations set forth herein.

The foregoing acknowledgments notwithstanding, nothing in this Section 8.4 shall limit Buyer’s rights with respect to Surviving Obligations (as hereinafter defined) or Excluded Claims (as hereinafter defined).

8.5 Final Sale.

8.5.1 “As Is” Sale. Buyer acknowledges and agrees that, except for (a) the representations and warranties of Seller under Section 6.2 (as limited by the provisions of Section 6.3 of this Agreement), (b) any other representations, covenants or agreements of Seller which, under the express provisions of this Agreement survive the Closing and the consummation of the Transaction, (c) any representations, warranties, agreements or covenants of Seller or Mercury contained in the documents executed and delivered by Seller or Mercury at the Closing ((a), (b) and (c), collectively, the “Surviving Obligations”), and (d) Excluded Claims (as hereinafter defined): (i) the Property is being sold, and Buyer shall accept possession of the Property on the Closing Date, “as is, where is, with all faults,” with no right of setoff or reduction in the Purchase Price (except as reflected on the Closing Statement or the Purchase Agreement); and (ii) except for the Surviving Obligations, neither Seller, nor Mercury, nor any parent, subsidiary, partner, officer, director, shareholder, contractor, employee, agent or attorney of Seller, Mercury, or Broker or their respective counsel, consultants, advisors or agents, nor any other party related in any way to any of the foregoing (all of which parties are herein collectively called the “Seller Parties”) have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Evaluation Material (including, but not limited to the accuracy and completeness thereof) or with respect to the results of the Testing.

8.5.2 No Seller Warranty or Representation. Buyer specifically acknowledges that, except for the representations and warranties included among the Surviving Obligations, Buyer is not relying on (and Seller and each of the Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any Seller Parties, including, but not limited to, any representations and warranties as to: (a) the operation of the Property or the income potential thereof; (b) the physical condition of the Property or the condition or safety of the Property, including, but not limited to, the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property; (c) the accuracy of any statements, calculations or conditions stated or set forth in Seller’s books and records, concerning the Property or set forth in any of Seller’s offering materials with respect to the Property or any of the Evaluation Material; or (d) the ability of Buyer to obtain any and all necessary governmental approvals or permits for Buyer’s intended use and development of the Property; provided, however, the foregoing is not intended and shall not be construed as affecting or impairing any rights that Buyer may have with respect to Excluded Claims.

8.5.3	Survival. The provisions of this Section 8.5 shall survive Closing.

8.6 Waiver.

8.6.1 General. Buyer, for Buyer and Buyer’s successors and assigns, hereby waives and releases Seller and Seller Parties from any claims, demands, liabilities, penalties, fines, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise (collectively “Claims”) against Seller or Seller Parties for or attributable to, the following:

(a) any and all statements or opinions made prior to Closing, or information furnished, by Seller or Seller Parties to Buyer or its agents or representatives; and

(b) any structural or physical condition at the Property or title thereto, including, but not limited to, the presence of any asbestos or asbestos containing material on the Property, whether or not friable or encapsulated;

provided, however, that Buyer does not hereby waive or release (i) any Claim that arises or accrues as a result of the acts or omissions after the Closing of any of the Seller Parties; or (ii) any Claim for fraud, or (iii) any Third Party Claims for wrongful death or personal injury or property damage (other than damage to the Property itself), where the death or injury to the person or property damage occurred on the Property during the period of Seller’s ownership of the Property; or (iv) any Claim for breach or default of any of the Surviving Obligations (collectively, the “Excluded Claims”), which Excluded Claims shall survive Closing as provided by applicable law as limited by this Agreement. The foregoing waiver and release of claims shall not be deemed to be a waiver or release of possible claims against Mercury that may arise under the Lease. For purposes hereof, “Third Party Claims” shall mean Claims brought by a party other than any governmental authority, Buyer or any party affiliated with Buyer, or any party claiming by, under or through Buyer, including, but not limited to, any tenant or other occupant of the Property after Closing (other than Seller or Mercury).

8.6.2 Environmental. Buyer, for Buyer and Buyer’s successors and assigns, hereby waives and releases Seller and Seller Parties from any and all Claims (including any action or proceeding, brought or threatened, or ordered by governmental authorities) incurred by Buyer or any third party or entity relating to any of the following (hereinafter collectively called the “Hazardous Materials Matters”): (i) presence, misuse, use, disposal, release or threatened release of any Hazardous Materials on or about the Property prior to Closing; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials on or about the Property prior to Closing; (iii) any work performed in connection with or disturbance of Hazardous Materials on or about the Property prior to Closing; (iv) any violation of laws, orders, regulations, requirements or demands of governmental authorities which are based upon or in any way related to disturbance or existence of any Hazardous Materials on or about the Property prior to Closing; and (v) all claims or causes of actions based upon any Environmental Law in connection with Hazardous Materials or other contamination or environmental condition at, in or under the Property prior to Closing; provided, however, that this waiver and release shall not extend to any Excluded Claims.

8.6.3 Survival. The provisions of this Section 8.6 shall survive Closing.

8.7 Confidentiality. The Evaluation Material, Testing and Reports (collectively the “Confidential Information”) will be used by Buyer and Buyer’s Consultants solely for the purpose of evaluating a possible purchase and financing of the Property and not in any way directly or indirectly detrimental to the Seller or its representatives and, unless and until Buyer has completed the acquisition of the Property from Seller pursuant to this Agreement, Buyer agrees that all Confidential Information will be kept confidential by the Buyer, except that Buyer may disclose the Confidential Information or portions thereof (a) to those of Buyer’s Consultants who need to know such information for the purpose of evaluating Buyer’s possible acquisition or financing of the Property, and (b) as any governmental agency may require in order to comply with applicable laws or a court order. Buyer shall take reasonable steps to inform persons or firms that receive Confidential Information of the obligation to keep such information confidential.

8.7.1 Use. The Confidential Information will be used solely for the purpose of evaluating the Property. The Confidential Information will be kept confidential by Buyer; provided, however, that Buyer may disclose the Confidential Information or portions thereof (i) to those Buyer Consultants and prospective lenders or partners of Buyer, together with their attorneys and consultants (collectively, “Investors”) who need to know such information for the purpose of evaluating the Property (it being understood that prior to such disclosure those Buyer

Consultants will be informed of the confidential nature of the Confidential Information and shall use reasonable efforts to cause each of Buyer’s Consultants to comply with the terms of this Agreement) and to governmental or regulatory officials or authorities who need to know such information for the purpose of evaluating Buyer’s proposed redevelopment plans for the Property, (ii) as any governmental agency or stock exchange may require in order to comply with applicable laws or regulations (including securities laws applicable to Buyer), (iii) as may be required for Buyer to conduct any arbitration or litigation proceedings with Seller or (iv) as otherwise required by law or applicable legal process; provided, however, that nothing herein shall be deemed to authorize Buyer to disclose confidential information beyond the minimum extent required for the purposes described in clauses (i) through (iv) above. Information that is available publicly and obtained independently by Buyer from third parties other than Seller, or any officer, employee, agent, or representative of Seller, or from the Testing, shall not be deemed to constitute “confidential information” for purposes of this Subsection 8.7.1. Buyer will not, and will direct Buyer’s Consultants not to, disclose to any person the Confidential Information without prior written consent of Seller, except as otherwise expressly provided herein. Buyer agrees to use diligent efforts to cause Buyer’s Consultants to comply with the terms of this Agreement.

8.7.2 Accuracy and Completeness of Evaluation Material, Testing, and Reports. Except as may be provided to the contrary herein, Buyer understands and acknowledges that the Seller Parties have not made and shall not make any representations or warranties, express or implied, as to the accuracy or completeness of any Evaluation Material, Testing and Reports. Except as may be provided to the contrary herein, the Seller Parties shall have no liability to Buyer or any of Buyer’s Consultants or any other persons resulting from the use of the Evaluation Material, Testing and Reports.

8.7.3 Legal Requirements. In the event that Buyer or any of Buyer’s Consultants or Investors receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or regulatory authority, Buyer or such Buyer’s Consultant or Investor shall: (i) notify Seller promptly in writing of the existence, terms and circumstances surrounding such a request known to Buyer or Buyer’s Consultant or Investor, as the case may be, (ii) use reasonable efforts to consult with Seller as to the advisability of taking legally available steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information which Buyer or Buyer’s Consultant or Investor is legally compelled to disclose, and (iv) use reasonable efforts to cooperate with any action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Seller will reimburse Buyer or Buyer’s Consultant or Investor, as the case may be, for Buyer’s and Buyer’s Consultant’s or Investor’s reasonable out-of-pocket expenses incurred in complying with clauses (ii-iv) above. No disclosure of Confidential Information pursuant to subpoena or other legal process or otherwise pursuant to any other law, regulation or rule shall constitute a breach of this Agreement, so long as Buyer or Buyer’s Consultant or Investor, as the case may be, has reasonably complied with the requirements of this Subsection 8.7.3. In addition, the Confidential Information may be submitted as evidence in any legal proceeding between Seller and Buyer.

8.7.4 Disposition. The limited and sole purpose of the transmission of the Evaluation Material and all other Confidential Information is exclusively for the purpose of Buyer evaluating the Property. If the transaction contemplated under this Agreement is not consummated by Buyer, Buyer and Buyer’s Consultants shall promptly return to Seller all hard copies of the Evaluation Material and other Confidential Information provided to Buyer by Seller. Notwithstanding the return of the Evaluation Material and other Confidential Information, Buyer and Buyer’s Consultants shall continue to be bound by Buyer’s confidentiality obligations hereunder if the transaction contemplated by this Agreement is not consummated by Buyer.

8.7.5 Survival. Without limiting the generality of Section 12.3, the confidentiality requirements of this Article 8 shall survive the termination of this Agreement for a period of five (5) years.

ARTICLE 9

COVENANTS

9.1 Approvals Not a Condition to Buyer’s Performance. Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) approval of any governmental or quasi governmental body to the Transaction.

9.2 Seller’s Covenants.

9.2.1 Leases, Service Contracts. Without Buyer’s prior written consent, which consent shall not be unreasonably withheld, neither Seller nor Mercury shall enter into, extend, renew, replace, modify or amend any service or other Property related contract with respect to the Property that would be binding on Buyer. Except for the Lease, Seller shall not enter into, extend, renew, replace, modify or amend any license, easement, lease or occupancy agreement of all or any part of to the Property without Buyer’s prior written consent. Seller and Mercury agree to terminate any service or other Property related contracts that would be binding on Buyer as owner of the Property effective as of the Closing Date without cost to Buyer.

9.2.2 Operations. Between the date hereof and the Closing Date:

(a) Seller shall continue to operate the Property in a manner consistent with its current operations and continue to maintain the Improvements in substantially the condition they now are, reasonable wear and tear and damage by casualty and condemnation excepted; provided, however, that Seller shall not be required to make any capital improvements or replacements to the Property.

(b) Deliver to Buyer promptly (a) any notice (including without limitation any notice of default) sent or received with respect to any contracts which affect the Property (b) copies of any tax bills, notice or statement of value from any taxing authority (including without limitation notices or correspondence related to any tax proceedings undertaken by Seller or Mercury), notice from any governmental authority regarding the Property or any portion thereof, including without limitation notices regarding condemnation or threats thereof, and (c) any notice sent or received with respect to any pending or threatened litigation affecting Seller, Mercury, or any portion of the Property.

(c) Neither Seller nor Mercury shall make or permit to be made any material alterations to or upon the Property.

(d) Neither Seller nor Mercury shall make any commitments or representations to any governmental authorities, any adjoining or surrounding property owners, civic association, any utility or other person or entity that would be binding upon Buyer or the Property.

9.2.3 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

9.2.4 Representations and Warranties. Seller shall notify Buyer promptly in writing if prior to the Closing Date, to the knowledge of the Designated Employees, any fact, transaction, event or occurrence would make any of the representations and warranties of Seller under this Agreement not true and correct in any material respect. Seller hereby agrees to indemnify Buyer and to hold Buyer harmless from all claims, demands, causes of action, loss, damage, liability, cost and expense (including without limitation reasonable attorneys fees) incurred by Buyer resulting from (a) torts that occurred on the Real Property during Seller’s period of ownership thereof and not caused by Buyer or Buyer’s agents, representatives contractors or employees; and (b) contracts or leases entered into by Seller or Mercury prior to the Closing pertaining to the Property. The provisions of the preceding sentence of this Section 9.2.4 shall survive the Closing.

9.2.5 Lease Negotiations. On behalf of Mercury, Seller agrees to cooperate with the reasonable requests of Buyer’s lender with respect to changes to the Lease prior to Closing, provided that such requests (a) do not affect the financial or other business terms of the Lease and (b) do not increase Mercury’s costs or liabilities under the Lease. Any such changes to the Lease requested by Buyer’s Lender shall be subject to Seller’s consent, which consent shall not be unreasonably withheld. Any changes which, in Seller’s reasonable business judgment, would affect the financial or other business terms of the Lease or increase Mercury’s costs or liabilities thereunder shall be subject to Seller’s approval which may be granted or withheld in Seller’s sole discretion.

9.3 Mutual Covenants.

9.3.1 Publicity. Seller and Buyer each hereby covenant that prior to Closing neither Seller nor Buyer shall issue any press release or public statement (a “Press Release”) with respect to the transactions contemplated hereby without the prior consent of the other, such consent not to be unreasonably withheld or delayed, except to the extent required by law or, in the good faith judgment of the party subject to such requirements, to the extent required by the Securities Exchange Commission or any stock exchange on which the stock of Seller or Buyer or any affiliate thereof is traded. If either Seller or Buyer is required by law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review. The provisions of this Subsection 9.3.1 shall survive the Closing or earlier termination of this Agreement.

9.3.2 Broker. Seller and Buyer expressly acknowledge that Richard, Barry Joyce & Partners (“Seller’s Broker”) has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker if and when the Closing occurs, and not otherwise. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker in this transaction, and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its covenant or representation and warranty in this Subsection. The provisions of this Subsection 9.3.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 10

FAILURE OF PERFORMANCE

10.1 Seller’s Remedies. If, on the Closing Date, (i) any Buyer’s material representations or warranties are untrue in any material respect, or (ii) Buyer defaults in its obligation to purchase the Property in accordance with the terms of this Agreement or other material obligations (and Buyer’s breach or default is not excused by any failure or default or inability to perform of Seller), and any such circumstance described in either clauses (i) or (ii) continues for five (5) Business Days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then, unless otherwise expressly provided in this Agreement, Seller may elect, as its sole remedy therefor, to (x) terminate this Agreement by written notice to Buyer, or (y) waive such default or condition and proceed to close the Transaction in accordance with the terms of this Agreement. If Seller so elects to terminate this Agreement, then Seller shall be immediately entitled to the Deposit, together with all interest accrued thereon, as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder, other than any arising under any provision herein which expressly provides that it survives the termination of this Agreement. Without limiting the generality of the foregoing, in such event Seller shall not have any right to commence or pursue any action or proceeding against Buyer for specific performance or damages in excess of the Deposit. The amount of liquidated damages set forth in this Section 10.1 shall be for all loss, damage and expense suffered by Seller as a result of such default, including, without limitation, the loss of its bargain, it being agreed that Seller’s damages are difficult if not impossible to ascertain.

10.2 Buyer’s Remedies. If, on the Closing Date (i) any of Seller’s material representations or warranties are untrue in any material respect, or (ii) Seller defaults in its obligation to sell the Property in accordance with the terms of this Agreement or Seller or Mercury defaults in any other material obligation (and Seller’s breach or default is not excused by any failure or default or inability to perform of Buyer), and any such circumstance described in either of clauses (i) or (ii) continues for five (5) Business Days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then, unless otherwise expressly provided in this Agreement, Buyer may elect, as its sole remedy, to (x) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, (y) waive such default or condition and proceed to close the Transaction in accordance with the terms of this Agreement, without any reduction of or credit against the Purchase Price, or (z) seek specific performance of this Agreement. In the event that this Agreement is terminated as provided in (x), after the Deposit is returned, neither party to this Agreement shall have any further rights or obligations hereunder, other than any arising under any provision herein which expressly provides that it survives the termination of this Agreement. Without limiting the generality of the foregoing, in such event Buyer shall not have any right to commence or pursue any action or proceedings against Seller for damages. Nothing herein shall prevent Buyer from bringing any claim for fraud.

ARTICLE 11

CONDEMNATION/CASUALTY

11.1 Condemnation.

11.1.1 Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending or threatened taking which has not yet been consummated), Seller shall notify Buyer of such fact promptly after obtaining knowledge thereof, and Buyer shall have the right to terminate this Agreement by giving notice to Seller not later than ten (10) days after the giving of Seller’s notice (and Closing will be delayed). For purposes hereof, a “significant portion” of the Property shall mean a portion (a) that has a value in excess of Five Hundred Thousand Dollars ($500,000), or (b) the loss of which will have a material adverse effect on the operation of the Property, access to or parking at the Property, or the Lease to Mercury. If Buyer elects to terminate this Agreement as aforesaid, the provisions of Section 11.4 shall apply.

11.1.2 Assignment of Proceeds. If (i) Buyer does not elect to terminate this Agreement as aforesaid in the event all or any significant portion of the Property is taken, or if (ii) a portion of the Property having a value not in excess of Five Hundred Thousand Dollars ($500,000) and not causing a material adverse effect on access to or the operation of the Real Property or Buyer’s proposed redevelopment thereof is taken by eminent domain or becomes subject to a pending taking, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which may have been paid to Seller prior to the Closing Date as a result of such taking, and Seller shall assign to Buyer at the Closing (without recourse to

Seller) the rights of Seller to all awards for the taking of the Property or such portion thereof and Buyer shall be entitled to receive and keep the same. Seller shall cooperate with Buyer, at no out-of-pocket expense to Seller, in the processing of the claim for such award. Seller shall not accept or make any settlement with respect to any award for any such taking without Buyer’s prior written consent.

11.1.3 Termination of the Lease. Notwithstanding any terms of Section 11.1 to the contrary, if any condemnation of the property would permit Mercury to terminate the Lease or materially reduce rental payments and Mercury fails to waive such rights in writing prior to Closing, Buyer shall have the right to terminate this Agreement by giving written notice of such election to Seller. Closing shall be reasonably delayed to permit the parties to ascertain the extent of damage to any portion of the Property.

11.2 Destruction or Damage.

11.2.1 Insured Casualty: Less than $500,000. In the event the Property is damaged or destroyed prior to the Closing Date and such damage or destruction (a) is caused by an insured casualty and (b) would cost less than Five Hundred Thousand Dollars ($500,000) to repair or restore, then this Agreement shall remain in full force and effect, and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty insurance policy (less all reasonable costs and expenses, including reasonable attorneys’ fees and costs, payable to third parties and incurred by Seller prior to the Closing Date in connection with the negotiation and settlement of the casualty claim (“Realization Costs”)), and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction; provided, if processing of the claim by Seller is necessary to maximize the recovery from the insurance carrier, Seller will process the claim and in all events cooperate with Buyer in the processing thereof at no out-of-pocket expense to Seller. Further, in such event Seller shall keep Buyer informed about and permit Buyer to participate in negotiation and settlement of the claim.

11.2.2 Insured Casualty: $500,000 or More. In the event the Property is damaged or destroyed prior to the Closing Date by insured casualty and the cost of repair or restoration would equal or exceed Five Hundred Thousand Dollars ($500,000), then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, either (i) to terminate this Agreement or (ii) proceed to close the Transaction in accordance with the terms of this Agreement. Buyer shall have fifteen (15) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the “Election Notice”). The failure by Buyer to deliver the Election Notice within such fifteen (15) day period shall be deemed an election not to terminate this Agreement. In the event Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect and at the Closing Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction, and Buyer shall receive a credit against the Purchase Price equal to the deductible amount under Seller’s casualty insurance policy.

11.2.3 Uninsured Casualty. In the event the Property is damaged or destroyed prior to the Closing Date and such damage or destruction (a) is caused by an uninsured casualty and (b) would cost less than Five Hundred Thousand Dollars ($500,000) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the amount required to repair such damage or destruction. In the event the Property is damaged or destroyed prior to the Closing Date by uninsured casualty and the cost of repair or restoration would equal or exceed Five Hundred Thousand Dollars ($500.000), then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, either (i) to terminate this Agreement or (ii) proceed to close the Transaction in accordance with the terms of this Agreement. Buyer shall have thirty (30) days after Seller’s notice to Buyer of the casualty to make such election by delivery to Seller of a written election notice (the “Notice of Election”). The failure by Buyer to deliver the Notice of Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement. In the event Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect and at the Closing Buyer shall receive a credit against the Purchase Price equal to the amount required to repair such damage or destruction but in no event shall such credit exceed Three Million Dollars ($3,000,000).

11.2.4 Termination of Lease. Notwithstanding any terms of Section 11.2 to the contrary, if any damage or destruction of the Property or any portion thereof would permit Mercury to terminate the Lease or materially reduce rental payments, and Mercury fails to waive such rights in writing prior to Closing, Buyer shall have the right to terminate this Agreement by giving written notice of such election to Seller. Closing shall be reasonably delayed to permit the parties to ascertain the extent of damage to any portion of the Property.

11.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date, which is described in Exhibit 10 attached hereto. Seller shall not be obligated to assign to Buyer any insurance policies in connection with the Property at the Closing.

11.4 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 or Section 11.2, the Buyer’s Title Company shall promptly return the entire Deposit to Buyer. Upon such return, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any provision herein which expressly provides that it shall survive the termination of this Agreement.

11.5 Waiver. The provisions of this Article 11 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and any such assignment undertaken without such consent shall be null and void. No assignment, whether consented to by Seller or not, shall relieve the original Buyer of its obligations under this Agreement and after any such permitted assignment, the original Buyer and the permitted assignee shall remain jointly liable hereunder.

12.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Buyer’s Title Company is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the transaction (as described in the Reporting Requirements). Accordingly:

(a) Buyer’s Title Company is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the transaction. Buyer’s Title Company shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the transaction.

(b) Seller and Buyer shall furnish to Buyer’s Title Company, in a timely manner, any information requested by Buyer’s Title Company and necessary for Buyer’s Title Company to perform its duties as Reporting Person for the transaction.

(c) Buyer’s Title Company hereby requests Seller to furnish to Buyer’s Title Company Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Buyer’s Title Company with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Buyer’s Title Company, under penalties of perjury, that Seller’s correct taxpayer identification numbers are: (i) 199 Riverneck, LLC—Taxpayer ID # 04-3772599; (ii) Riverneck Road, LLC—Taxpayer ID # 04-3392458; and

(iii) 191 Riverneck, LLC—Taxpayer ID # 04-3511604.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

12.3 Survival; Merger. None of the terms of this Agreement shall survive the Closing, except for the provisions of this Agreement which expressly state that they are to survive the Closing. The delivery of the Deeds and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder, except for the obligations on the part of Buyer and Seller under the provisions of this Agreement which expressly state that they are to survive the Closing.

12.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements (including, without limitation, any letters of intent), understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts, without regard to conflict of laws principles.

12.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits and Schedules attached hereto are incorporated by reference as if set out herein in full.

12.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to Section 12.1.

12.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.9 Notices. All notices given under this Agreement shall be in writing and shall be addressed to parties at the addresses indicated below:

Notice to Buyer shall be addressed to:

BTI 199-201 Riverneck, L.P.

c/o Prudential Real Estate Investors

8 Campus Circle Drive, 4th Floor

Parsippany, New Jersey 07054-4493

Attention: Joseph Bonner

Telephone: (973) 683-1613

Facsimile: (973) 734-1411

E-mail: joseph.bonner@prudential.com

and with a copy to:

Prudential Real Estate Investors

8 Campus Circle Drive, 4th Floor

Parsippany, New Jersey 07054-4493

Attention: Joan Hayden, Esq.

Telephone: (973) 683-1772

Facsimile: (973) 683-1788

E-mail: joan.hayden@prudential.com

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6404

Attention: Robert F. Messerly, Esq.

Telephone: (312) 876-8117

Facsimile: (312) 876-7934

E-mail: rmesserly@sonnenschein.com

Notices to Seller shall be addressed to:

199 Riverneck, LLC

Riverneck Road, LLC

191 Riverneck, LLC

c/o Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, MA 01824

Attention: General Counsel

Telephone: (978) 256-1300

Facsimile: (978) 256-7379

E-mail: cbarrows@mc.com

and with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Martin R. Healy, Esq.

Telephone: 617-570-1371

Facsimile: 617-523-1231

E-mail: mhealy@goodwinprocter.com

Any notice may be mailed, delivered by hand or messenger (including overnight courier) or transmitted by facsimile or e-mail and shall be deemed to have been delivered if and when received at the office of the addressee, except that any notice sent by facsimile and received on a day other than a Business Day shall be deemed received on the next Business Day. Any party may, by giving written notice to the other party, change the addresses to which notices shall be given to such party. A notice delivered on behalf of a party by its counsel shall be an effective notice of such party hereunder. A certified or registered mail receipt or receipt from a generally recognized commercial delivery service evidencing receipt by the addressee or refusal at the address of the addressee stated above or as changed pursuant to this section shall be deemed conclusive evidence of receipt.

12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

12.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.

12.12 Attorneys’ Fees. If any action is brought by either party against the other party under this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees, costs and expenses” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this paragraph shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

12.13 Time of Essence. Time is of the essence with respect to this Agreement.

12.14 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or by e-mail transmittal of pdf files or similar electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party to this Agreement.

12.15 Joint and Several Liability. The obligations of the Seller under this Agreement and with all respects to the Transaction shall be joint and several.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

199 RIVERNECK, LLC

By:	/s/ James R. Bertelli
Name: James R. Bertelli
Title: Authorized Signatory

RIVERNECK ROAD, LLC

By:	/s/ James R. Bertelli
Name: James R. Bertelli
Title: Authorized Signatory

191 RIVERNECK, LLC

By:	/s/ James R. Bertelli
Name: James R. Bertelli
Title: Authorized Signatory

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

BUYER:

BTI 199-201 RIVERNECK, L.P., a Delaware limited partnership

By:	199-201 Riverneck LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory Killeen
	Name:	Gregory Killen
	Title:	Vice President

	By:	/s/ Valerie Thompson
	Name:	Valerie Thompson
	Title:	Vice President

JOINDER

The undersigned hereby joins in this Agreement solely for the purpose of guarantying the Surviving Obligations of the Seller Parties, provided that (a) the Closing occurs and (b) the Seller Parties expressly have liability to Buyer under this Agreement after the Closing. From and after the Closing, the obligations of the undersigned and Seller under this Agreement shall be joint and several. Notwithstanding the foregoing, to the extent that Seller’s liability is limited pursuant to Section 6.3.4 or any other provision of this Agreement or the Closing Documents, the same limitations shall be applicable to the aggregate liability of Seller and the undersigned pursuant to this Joinder.

In witness whereof, the undersigned has executed this Joinder as of April 12, 2007.

MERCURY COMPUTER SYSTEMS, INC., a Massachusetts corporation

By:	/s/ James R. Bertelli
Name:	James R. Bertelli
Title:	President

INDEX OF DEFINITIONS

“Agreement”	-	as defined on first page

“Assignment of Personal Property”	-	as defined in Subsection 3.2(k).

“Anti-Money Laundering and Anti-Terrorism Law”	-	as defined in Subsection 6.1(f)

“Balance of the Purchase Price”	-	as defined in Subsection 2.1.2.

“Books and Records”	-	as defined in Subsection 1.1.4.

“Buildings”	-	as defined in Subsection 1.1.2.

“Business Days”	-	Any day other than a Saturday, a Sunday, or a weekday on which banks in the Commonwealth of Massachusetts are not open for business.

“Buyer”	-	as defined in first page

“Buyer Consultant”	-	as defined in Section 8.1.

“Buyer’s Title Company”	-	as defined in Subsection 2.1.1.

“CERCLA”	-	as defined in Subsection 8.1.1.

“Claims”	-	as defined in Subsection 8.6.1.

“Closing”	-	as defined in Section 3.1.

“Closing Adjustments”	-	as defined in Subsection 2.1.2.

“Closing Date”	-	as defined in Section 3.1.

“Closing Statement”	-	as defined in Section 5.4.

“Confidential Information”	-	as defined in Section 8.7.

“Deed”	-	as defined in Subsection 3.2(a).

“Deposit”	-	as defined in Subsection 2.1.1.

“Designated Employees”	-	as defined in Subsection 6.3.2.

“Due Diligence Period”	-	as defined in Section 8.3.

“Election Notice”	-	as defined in Subsection 11.2.2.

“Environmental Laws”	-	as defined in Subsection 8.1.1.

“Environmental Testing”	-	as defined in Subsection 8.1.1.

“ERISA Plans”	-	as defined in Subsection 6.2.2(r).

“Escrow Agreement”	-	as defined in Subsection 2.1.1.

“Evaluation Material”	-	as defined in Section 8.2.

“Excluded Claims”	-	as defined in Subsection 8.6.1.

“Excluded Property”	-	as defined in Subsection 1.1.2.

“Expiration Date”	-	as defined in Subsection 6.3.3.

“Executive Order”	-	as defined in Subsection 6.1(f).

“Government List”	-	as defined in Subsection 6.1(k)

“Hazardous Materials”	-	as defined in Subsection 8.1.1.

“Hazardous Materials Matters”	-	as defined in Subsection 8.6.2.

“Improvements”	-	as defined in Subsection 1.1.2.

“Investors”	-	as defined in Subsection 8.7.1.

“Involuntary Title Objection”	-	as defined Subsection 7.2.5.

“Land”	-	as defined in Subsection 1.1.1.

“Laws”	-	as defined in Subsection 7.1(a).

“Lease”	-	as defined in Subsection 3.2(b).

“Liability”	-	as defined in Subsection 8.1.4.

“Mercury”	-	as defined in Subsection 3.2(b).

“Monetary Encumbrance”	-	as defined in Subsection 7.2.1(i)

“Notice of Election”	-	as defined in Subsection 11.2.3.

“Notice of Lease”	-	as defined in Subsection 3.2(c).

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“OFAC”	-	as defined in Subsection 6.1.(f).

“Permit Rights”	-	as defined in Subsection 1.1.3.

“Permitted Exceptions”	-	as defined in Section 7.1.

“Personal Property”	-	as defined in Section 1.1.4.

“Plans”	-	as defined in Subsection 1.1.4.

“Press Release”	-	as defined in Subsection 9.3.1.

“Property”	-	as defined in Section 1.1.4.

“Purchase Price”	-	as defined in Subsection 2.1.

“Prudential”	-	as defined in Subsection 6.2.2(r).

“RCRA”	-	as defined in Subsection 8.1.1.

“Realization Costs”	-	as defined in Subsection 11.2.1.

“Real Property”	-	as defined in Subsection 1.1.2.

“Reporting Person”	-	as defined in Subsection 12.2(a).

“Reporting Requirements”	-	as defined in Section 12.2.

“Reports”	-	as defined in Subsection 8.1.

“SARA”	-	as defined in Subsection 8.1.1.

“Seller”	-	as defined in first page

“Seller Parties”	-	as defined in Subsection 8.5.1.

“Seller’s Broker”	-	as defined in Subsection 9.3.2.

“Seller’s Knowledge”	-	as defined in Subsection 6.3.2.

“Survey”	-	as defined in Section 5.2.

“Surviving Obligations”	-	as defined in Subsection 8.5.1.

“Testing”	-	as defined in Section 8.1.

“Third Party Claims”	-	as defined in Section 8.6.1.

“Title Commitment	-	as defined in Section 7.1.

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“Transaction”	-	as defined in Section 3.1.

“Warranties”	-	as defined in Subsection 1.1.4.

“Wiring Instructions”	-	as defined in Section 5.4

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